STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of December 13, 2001 between BWI AVIONICS LTD., P.O. Box 599, Caribbean Place, Providenciales, Turks and Caicos Islands, British Virgin Islands (the "Seller"), and William Galine and Joseph Schlader (the "Buyers"), with respect to the following facts:

     A. Seller owns two million (2,000,000) shares of common stock, $0.0001 par value (OTCBB: PBOK)(the "Common Shares"), of Pawnbroker.com, Inc., a Delaware corporation (the "Corporation");

     B. Seller desires to liquidate all of the Common Shares currently held in its portfolio;

     C. Buyers are the founders and currently serve as officers and directors of the Corporation; and

     D. Seller desire to sell two million (2,000,000) Common Shares to the Buyers and Buyers desire to purchase said Common Shares.


     NOW, THEREFORE, in consideration of the above facts and mutual covenants herein, the parties agree as follows:

     1. The Seller shall sell and transfer to the Buyer two million (2,000,000) Common Shares. The Buyer shall purchase two million (2,000,000) Common Shares from the Seller, and Buyer shall pay to the Seller a total purchase price of US$3,000.00, which shall be paid in cash, for such Common Shares.

     2. The Seller agrees to deliver to the Buyers a stock certificate evidencing two million (2,000,000) Common Shares and the executed a stock power (or other such document as may reasonably be required to transfer such Common Shares) reflecting the transfer of the Common Shares to Buyers.

     3. Seller hereby represents and warrants to the Buyers as follows:

     (a) Seller owns, beneficially and of record, all the Common Shares being sold pursuant to this Agreement;

     (b) The Common Shares being transferred hereunder to the Buyers are free and clear of any claims, liens, charges, equities, encumbrances or other restrictions of any kind or nature (other than ordinary restrictions and hold periods under applicable securities laws);

     (c) Seller has full power, capacity and authority to transfer, assign and deliver the Shares to the Buyers;



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     (d)  The  execution,  delivery and  performance  of this Agreement will not result in a violation of, or constitute a default under, any will, trust, agreement or other instrument to which Seller is a party or is bound; and

     (e) There is no pending or threatened litigation involving the Common Shares being transferred or to which such Common Shares may be subject.

     4. Miscellaneous Provisions.

     (a) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

     (b) Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

     (c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

     (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and successors and assigns.

     (e) Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

     (f) Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth below. All such communications shall be effective when received. Any party may change the address set forth below by notice to the other party given as provided herein.

     (g) Headings. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     (h) Governing Law. ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.


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     (i) Third-Party Benefit. Nothing in this Agreement,  express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

     (j) Survival of Representations and Warranties. Notwithstanding any investigation made by any of the parties hereto and notwithstanding the closing of the redemption and sale or any actions taken after the execution hereof, the representations made in this Agreement shall survive.


     Dated as of December 13, 2001.

SELLER

                                 BWI AVIONICS LTD.
                                 Sterling Directors Ltd.

                                 By:  /s/ Keith Burant
                                      -----------------------------------

                                 Its:  Director
                                      -----------------------------------


                                 Address:
                                 -------
                                 BWI AVIONICS LTD.
                                 P.O. Box 599, Caribbean Place
                                 Providenciales, Turks and Caicos Islands, BVI


                                 BUYERS

                                 /s/ William Galine
                                 ---------------------------------------
                                 William Galine


                                 /s/ Joseph Schlader
                                 ---------------------------------------
                                 Joseph Schlader

                                 Address:
                                 -------
                                 Pawnbroker.com, Inc.
                                 85 Keystone, Suite A
                                 Reno, Nevada  89503